Exhibit 99.1

Aegis Industries and Z5 Technologies Enter Into Definitive Merger Agreement

Aegis Industries, Inc. (OTC BB: AGIN.OB) (“Aegis” or the “Company”) is pleased to announce that on May 31, 2007, it entered into a definitive agreement to acquire Z5 Technologies LLC (“Z5”) pursuant to an Agreement and Plan of Merger among Aegis, Z5, Thomas Keenan Ventures LLC and Aegis Merger Corporation (the “Merger Agreement”). News of the intended acquisition was announced by Aegis on March 20, 2007, when the parties entered into a Letter of Intent to acquire Z5.

Headquartered in Washington DC, Z5 develops and sells a line of man-portable Emergency Operations Centers and related communications devices under the NOMAD™ brand, for use by the military, first responders, relief workers, high-risk industries and others. Z5’s current customers include, among others, the U.S. Army Joint Task Force for Civilian Support, the Federal Emergency Management Agency, the City of New Orleans, and the Department of Homeland Security.

Upon the closing of the acquisition under the Merger Agreement (the “Acquisition”), Aegis will acquire (through a subsidiary) all of the outstanding equity of Z5 from Thomas Keenan Ventures LLC (“TKV”), which is currently the sole owner of the Z5 equity.

Under the terms of the Acquisition, Aegis will issue TKV a total of 17,000,000 shares at closing, together with a note for $5,000,000, payable between closing and March 2008. Aegis will also grant options for 3,000,000 shares in replacement of existing Z5 options. The Merger Agreement provides that (subject to certain conditions) 4,000,000 of the shares issued to TKV at closing will be subject to a “clawback” and cancellation if the business acquired from Z5 does not generate at least $1.25 Million in earnings before interest, taxes, depreciation and amortization (EBITDA) over the period July 1, 2007 through June 30, 2008.

Full details of the acquisition will be provided in an 8-K filing to be made with the SEC by the Company within the next four business days. Closing of the Acquisition remains subject to various conditions that are anticipated to be fulfilled in June, details of which will be included in the aforementioned regulatory filing.

In related news, the Merger Agreement provides that Brendan T. Reilly, currently Z5’s President, will become the President, Chief Executive Officer and Chairman of Aegis, and Alan Hurwitz, currently Z5’s Chief Financial Officer, will become Chief Financial Officer of Aegis, both effective as of the closing of the Acquisition. Mr. Reilly currently holds a controlling interest in TKV.

In anticipation of the Acquisition of Z5, and in order to satisfy commitments made in the Merger Agreement regarding the number of Aegis shares outstanding prior to the closing of the Acquisition, Aegis’ majority stockholder(s) have agreed to tender a total of

46,200,000 shares of Aegis common stock back to Aegis, for cancellation, without payment.

Additional details may be forthcoming, as they become available.

About Z5 Technologies, LLC

Z5 Technologies is a leader in the deployment of ruggedized mobile command, control, and communications network solutions. The Company designs, integrates, and manufactures rugged, lightweight, man-portable products and solutions for instantaneous tactical communications. Products include the latest voice and data communications, mission command, security and mobile mesh networking technologies packaged into rugged tactical command solutions for deployment anywhere in the world. Z5’s products and solutions enable mobile users to take control of the most challenging situations in the most challenging of environments.

About Aegis Industries, Inc.

Aegis Industries intends to acquire the expertise to design, develop, and market, next generation technologies for emergency responders backed by industry-leading R&D. The Company philosophy is based in the knowledge that better communication, tools and training result in a safer response outcome with fewer injuries to personnel, victims, and bystanders.

Forward-Looking Statements

Except for statements of historical fact, the information presented herein may contain forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Aegis Industries, Inc. or Z5 Technologies, LLC has little or no control.

On Behalf of the Board

Aegis Industries, Inc. Dennis Mee, Director

Contact:

Investor Relations Contact:
Bakerview Investor Relations Inc.
1-800-713-3170